Exhibit 10.19
COGNOVIT PROMISSORY NOTE

$835,000	Columbus, Ohio April 27, 2006
     FOR VALUE RECEIVED, the undersigned Assured Health Care, Inc. and AdCare Health Systems, Inc. (herein, collectively, “Maker”) hereby jointly and severally promise to pay to Homer R. McKnight (“Holder”) the principal amount of $835,000, together with interest on the unpaid principal at a rate equal to the prime rate then in effect. For purposes of this Note at the “prime rate” will be the prime rate as announced by Huntington National Bank in Columbus, Ohio from time to time, or its successor, if applicable. The interest rate will be adjusted monthly on the first day of each month beginning June 1, 2006. The terms, conditions and provisions of this Note are further set forth below.
     Section 1. Payments. Interest payments will be made on the unpaid principal balance monthly on the first day of each month beginning June 1, 2006. The entire principal balance, together with any accrued and unpaid interest, will be due in full on or prior to May 1, 2007. There will be no prepayment penalty associated with this Note.
     Section 2. Default. In the event that Maker fails to pay principal or interest when due, Maker is thereupon in default under this Note.
     Section 3. Waiver; Extension. Maker hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor on this Note. Holder may extend the time of repayment of this Notice, Postpone the enforcement of this Note, grant any other indulgences and/or releases any part primarily or secondarily liable hereunder without affecting or diminishing Holder’s rights or records against Maker, which rights are expressly reserved.
     Section 4. Governing Law. The terms of this Note are governed by and will be construed in accordance with the laws of the State of Ohio.
     Section 5. Assignment of Note. If this Note is assigned or pledged by Holder, or assigns, Maker shall only be obligated to make payments directly to such assignee or pledge if prior notice of such assignment is given to Maker in writing of the name and address of such assignee or pledgee.
     Section 6. Attorneys’ Fees. If any suit is brought to collect upon this Note, Holder shall be entitled to collect all reasonable costs and expenses of the suite, including but not limited to, reasonable attorneys’ fees.

     The Maker hereby authorizes any attorney at law to appear in any court of record in any county in any state where the Maker resides, signed the Note, or can be found, after the obligation evidenced hereby, or any part thereof, becomes due and is unpaid, and waive the issuance of process and confess judgment against the Maker in favor of the Holder of the Note for the amount then appearing due, together with the costs of the suit, and thereupon to release all errors and waive all right of appeal and state of execution.
     IN WITNESS WHEREOF, Maker has executed this Note on the date first written above.

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE SUED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

MAKER:

ASSURED HEALTH CARE, INC.		ADCARE HEALTH SYSTEMS, INC.

By:	/s/David A. Tenwick	By:	/s/David A. Tenwick

	Secretary		Chairman